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                                                                    EXHIBIT 99.1


[Corporate Logo]


TEKELEC                             NEWS RELEASE


FOR IMMEDIATE RELEASE NOVEMBER 3, 1999
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                  Contact:   Erik Randerson
                             Director, Investor Relations
                             818/880-7821
                             erik.randerson@tekelec.com

                     TEKELEC COMPLETES PRIVATE PLACEMENT OF
                  3.25% CONVERTIBLE SUBORDINATED DISCOUNT NOTES

Calabasas, CA (Wednesday, November 03, 1999): Tekelec (Nasdaq NM: TKLC) today announced that it has completed its private placement of $135 million principal amount at maturity of its 3.25% convertible subordinated discount notes due 2004, issued at 85.35% of their face amount (equivalent to gross proceeds at issuance before discounts and expenses of approximately $115.2 million). The gross proceeds at issuance included approximately $15.2 million from the sale of notes issued upon the initial purchasers' exercise in full of their over-allotment option. The notes have a five-year term and are non-callable for the first three years.

The net proceeds from the sale of the 3.25% Convertible Subordinated Discount Notes will be used by Tekelec to refinance the $100 million in subordinated notes issued in connection with the acquisition of IEX Corporation, and the excess will be used for working capital and other general corporate purposes. The notes offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

Tekelec, a supplier of signaling and control systems, develops network switching and diagnostic solutions for telecommunications networks. The company also provides products and solutions for call centers and other telecommunications markets. Tekelec has its headquarters in Calabasas, California, and divisions in Morrisville, North Carolina, and Richardson, Texas. For more information, please visit www.tekelec.com.



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